Exhibit 4.8

AMENDED AND RESTATED LOAN AGREEMENT

This Amended and Restated Loan Agreement (this “Agreement”) is entered into in Shanghai, the People’s Republic of China (“PRC”) as of February 28, 2013 by and between the following parties:

(1)                                 Party A: Ctrip Computer Technology (Shanghai) Co., Ltd.
Address: 3F Block 63, 421 Hong Cao Road, Shanghai; and

(2)                                 Party B: Min Fan
Sex: Male
PRC Identification Card No.: 310104196506140432
Address: Room 1603 Block 2, Lane 355 Beijing Road (W), Huangpu District, Shanghai;

(In this Agreement, Party A and Party B are hereinafter collectively referred to as the “Parties” and individually, as a “Party.”)

WHEREAS

(1)                                 Party A is a wholly foreign owned enterprise duly incorporated and validly existing under the PRC laws, and Party B is a PRC citizen.

(2)                                 Party B holds 89.8% equity interest in Shanghai Ctrip Commerce Co., Ltd. (“Ctrip Commerce”), and needs to obtain financial support from Party A to contribute such equity interest; meanwhile, Party A is willing to provide capitals to Party B in the form of a loan.

(3)                                 Party B entered into a Supplementary Loan Agreement and two Loan Agreements as of September 10, 2003, January 15, 2004 and September 16, 2011 respectively (including all subsequent amendments and supplements thereto, collectively, the “Original Loan Agreements”), and the Parties wish to amend and restate the Original Loan Agreements and enter into this Agreement to supersede the Original Loan Agreements.

NOW, THEREFORE, Upon mutual consultation, the Parties hereby agree as follows:

1.                                      Loan

1.1                               Subject to the terms and conditions of this Agreement, Party A agrees to provide Party B with a long-term loan at an aggregate amount of RMB twenty six million nine hundred and forty thousand (¥26,940,000) (the “Loan”).

1.2                               Party A confirms to have received the Loan.

1.3                               The Parties agree and confirm that any increase of the registered capital of Ctrip Commerce subscribed by Party B in the future shall be funded by a loan from Party A, and with respect to such increase of the registered capital, the Parties agree to enter into a supplementary agreement based on this Agreement. Party B shall not pay such subscribed increase of registered capital with its own funds or through a loan from a third party other than Party A, except with the written consent from Party A.

1.4                               The Parties agree and confirm that unless otherwise provided herein, the Loan hereunder shall be interest free, which is to say, Party B does not need to pay any interest to Party A with respect to the Loan hereunder.

2.                                      Use of Loan

2.1                               Party B agrees to accept the Loan provided by Party A, and hereby agrees and undertakes that the Loan has been used in its entirety to pay Party B’s subscription to the registered capital of Ctrip Commerce for its formation or to subscribe to the increase (if any) of the registered capital of Ctrip Commerce. Party B shall use the Loan solely for the foregoing purpose, and shall not use the Loan for any purposes other than that agreed herein unless Party A’s prior written consent has been obtained. Furthermore, Party B shall not transfer or pledge its equity interest or other rights in Ctrip Commerce to any third party, or otherwise dispose of its equity interest in Ctrip Commerce, including creating any encumbrances thereupon, except for the benefit of Party A and/or its designated person (including legal or natural, the “Party A’s Designated Person”) as requested by Party A.

2.2                               Party B hereby agrees and confirms that it will not withdraw and take out its contribution to Ctrip Commerce throughout the operating term of Ctrip Commerce.

3.                                      Term of Loan

3.1                               The term of the Loan hereunder shall commence from the date when Party B actually receives the Loan to the tenth (10th) anniversary of the date hereof.

3.2                               The term of the Loan will be automatically extended for another ten (10) years upon the expiry of the first ten-year term, and so forth thereafter for unlimited number of times, unless Party A sends a prior written notice to disapprove the extension. Once Party A sends such notice, the Loan shall become mature at the end of the term, and Party B shall perform its repayment obligation in the manner stipulated in Article 4 below within thirty (30) days upon the maturity of the Loan. Party B has no right to decide on the extension of the term, nor may it repay the Loan before scheduled.

3.3                               During the term or any extended term of the Loan, the Loan will become immediately due and payable by Party B (or its inheritors, successors or assigns) in the manner stipulated in Article 4 hereof if:

(1)                                 Party B dies or becomes a person incapacitated or with limited capacity for civil acts;

(2)                                 Party B ceases to hold the position of director or senior officer of Party A or any of its affiliates, or leaves, or is dismissed by, Party A or any of its affiliates;

(3)                                 Party B commits or is involved in a crime;

(4)                                 any third party claims RMB five hundred thousand (¥500,000) against Party B;

(5)                                 any of the representations or warranties made by Party B hereunder is proved to be untrue at the time it is made, or inaccurate in any material respect; or Party B breaches any of its obligations under this Agreement or any other agreement entered into with Party A, including without limitation the Equity Pledge Agreement (as defined below) and Exclusive Call Option Agreement (as defined below);

(6)                                 Party A exercises the exclusive call option under the Exclusive Call Option Agreement defined in Article 5.2 below;

(7)                                 this Agreement, the Equity Pledge Agreement, or the Exclusive Call Option Agreement is terminated or held invalid by any court for any reason whatsoever; or

(8)                                 Party A, at its sole discretion, sends a written notice to Party B at any time, requesting Party B to repay the Loan earlier than scheduled.

4.                                      Repayment of Loan

4.1                               Party A and Party B hereby mutually agree and confirm that the Loan shall be repaid in the following manner only: to the extent permitted by applicable laws, Party B will transfer all or part of its equity interest in Ctrip Commerce to Party A or Party A’s Designated Person as requested by Party A in writing.

4.2                               Party A and Party B hereby mutually agree and confirm that any and all proceeds from Party B’s transfer of its equity interest in Ctrip Commerce shall be entirely used for repayment of the principal of the Loan and as the consideration for the grant of the Loan by Party A to Party B; the principal of the Loan and such consideration shall be fully paid in the manner designated by Party A.

4.3                               Party A and Party B hereby mutually agree and confirm that, to the extent permitted by the applicable laws, Party A has the right but no obligation to purchase, or have Party A’s Designated Person purchase at any time, all or part of the equity interest held by Party B in Ctrip Commerce at any price confirmed by Party A.

4.4                               Party A and Party B hereby mutually agree and confirm that, Party B shall be deemed to have fulfilled its repayment obligations hereunder only after both of the following conditions have been satisfied:

(1)                                 Party B shall have transferred all of its equity interests in Ctrip Commerce to Party A and/or Party A’s Designated Person as requested by Party A; and

(2)                                 Party B has repaid to Party A the entire transfer proceeds for repayment of the principal of the Loan and as consideration for the grant of the Loan by Party A to Party B hereunder.

4.5                               If Ctrip Commerce goes bankrupt, is dissolved or is duly ordered for closure during the term of the Loan hereunder, Party B shall liquidate Ctrip Commerce according to laws and transfer all of the proceeds or remaining property from such liquidation to Party A for repayment of the principal of the Loan and as consideration for the grant of Loan by Party A to Party B hereunder.

4.6                               Interest of Loan

(1)                                 The Loan will be deemed as a zero interest loan if the price to transfer the equity interests in Ctrip Commerce to Party A or Party A’s Designated Person by Party B is equal to or less than the principal of the Loan;

(2)                                 On the other hand, if the equity interest transfer price exceeds the principal of the Loan hereunder, the exceeding amount shall, to the extent permitted by applicable law, be deemed as the consideration for the grant of Loan by Party A to Party B hereunder, and shall be reimbursed to Party A by Party B together with the principal of the Loan. Such consideration shall include, without limitation, highest interest possible accrued on the Loan during the term of the Loan to the extent permitted by applicable law, cost of capital occupation, and all taxes, fees and expenses incurred by the parties (including transferor and transferee) over the course of equity transfer by Party B to Party A or Party A’s Designated Person under this Agreement.

5.                                      Conditions Precedent to the Loan

The obligation of Party A to provide Party B with the Loan hereunder is conditional upon and subject to the satisfaction, or the waiver in writing by Party A of each of the following condition:

5.1                               Party A and Party B having duly entered into an Amended and Restated Equity Pledge Agreement (the “Equity Pledge Agreement”), pursuant to which Party B agrees to pledge all its equity interest in Ctrip Commerce to Party A;

5.2                               Party A, Party B and Ctrip Commerce having duly entered into an Amended and Restated Exclusive Call Option Agreement (the “Exclusive Call Option Agreement”), pursuant to which Party B will grant an irrevocable and exclusive call option for Party A to purchase all of Party B’s equity interest in Ctrip Commerce;

5.3                               each of the representations and warranties made by Party B under Article 6.2 below being true, complete, correct and not misleading, and will be true, complete, correct and not misleading as of the day when the Loan is received; and

5.4                               Party B not breaching any of its covenants made in Article 7 below, and no events having occurred or being anticipated to occur that may affect Party B’s performance of its obligations hereunder.

6.                                      Representations and Warranties

6.1                               From the date of this Agreement until the termination hereof, Party A represents and warrants to Party B that:

(1)                                 it is a wholly foreign-owned company duly incorporated and validly existing under the laws of the PRC;

(2)                                 it has the power and receives all approvals and authorities necessary and appropriate to execute and perform this Agreement. Its execution and performance of this Agreement are in compliance with its business scope, its articles of association or other organizational documents;

(3)                                 neither the execution nor the performance of this Agreement by Party A is in breach of any law, regulation, government approval, authorization, notice or any other government document by which it is bound or affected, or any agreement between it and any third party or any covenant issued to any third party; and

(4)                                 this Agreement, once executed, constitutes a legal, valid and enforceable obligation upon Party A.

6.2                               From the date of this Agreement until the termination hereof, Party B represents and warrants to Party B that:

(1)                                 neither the execution nor the performance of this Agreement by Party B is in breach of any law, regulation, government approval, authorization, notice or any other government document by which it is bound or affected, or any agreement between it and any third party or any covenant issued to any third party;

(2)                                 this Agreement, once executed, constitutes a legal, valid and enforceable obligation upon Party A;

(3)                                 it will duly pay up the full contribution with respect to its equity interest in Ctrip Commerce according to law, and has not withdrawn or taken out any of its contributions to Ctrip Commerce;

(4)                                 except for those provided under the Equity Pledge Agreement and Exclusive Call Option Agreement, it creates no mortgage, pledge or any other encumbrance (including security interest) upon its equity interest in Ctrip Commerce, provides no offer to any third party to transfer such equity interest, makes no covenant regarding any offer to purchase such equity interest from any third party, or enters into any agreement with any third party to transfer such equity interest;

(5)                                 there is no existing or potential dispute, suit, arbitration, administrative proceeding or any other legal proceeding relating to Party B and/or its equity interest in Ctrip Commerce; and

(6)                                 Ctrip Commerce has completed all government approvals, authorizations, licenses, registrations and filings necessary to conduct its businesses included in its business scope and own its assets.

7.                                      Covenants by Party B

7.1                               Party B covenants in its capacity of shareholder of Ctrip Commerce that during the term of this Agreement it will cause Ctrip Commerce:

(1)                                 not to, in any form whatsoever, supplement, amend or modify its articles of association, or increase or decrease its registered capital, or change its shareholding structure without prior written consent from Party A;

(2)                                 to maintain its existence, prudently and effectively operate its businesses and deal with its affairs in line with fair financial and business standards and customs;

(3)                                 not to make any act and/or omission that may materially affect Ctrip Commerce’s assets, business and liabilities without prior written consent from Party A; at any time as of the date hereof, not to sell, transfer, pledge or otherwise dispose of any legal or beneficial interest in any of Ctrip Commerce’s assets, businesses or revenues, or allow creation of any other form of encumbrances thereon without prior written consent from Party A;

(4)                                 not to incur, inherit, guarantee or allow the existence of any debt without prior written consent from Party A, except for (i) any debt arising from ordinary or day-to-day business rather than from borrowing; and (ii) any debt which has been disclosed to and has obtained the written consent from Party A;

(5)                                 to always carry out all activities in the ordinary course of business to maintain the value of its assets, and not to make any act and/or omission that may adversely affect its results and asset value;

(6)                                 not to enter into any material contract without prior written consent from Party A, other than those executed in the ordinary course of business (for purpose of this paragraph, any contract with a contact value exceeding RMB fifty thousand (50,000) shall be deemed as a material contract)

(7)                                 not to provide any loan or guarantee to any person without prior written consent from Party A;

(8)                                 to provide any and all information regarding its operations and financial conditions at the request from Party A;

(9)                                 to purchase and always maintain requisite insurance policies from an insurer acceptable to Party A, the amount and type of which shall be the same as or equivalent to those maintained by the companies having similar operations, properties or assets in the same region;

(10)                          not to combine, merge with, be acquired by, acquire or invest in any person without prior written consent from Party A;

(11)                          to immediately notify Party A of any actual or potential occurrence of any litigation, arbitration or administrative proceeding regarding its assets, business and revenue;

(12)                          to execute all documents, conduct all actions, and make all claims or defenses necessary or appropriate to maintain its ownership of all of its assets;

(13)                          not to distribute any form of dividends to any shareholder without the prior written consent from Party A, but to immediately distribute all distributable profits to the shareholders upon Party A’s request; and

(14)                          to strictly comply with the provisions of the Exclusive Call Option Agreement, and not to make any act and/or omission which may affect its validity and enforceability.

7.2                               Party B covenants during the term of this Agreement:

(1)                                 not to sell, transfer, pledge or otherwise dispose of any legal or beneficial interest in Party B’s equity interest, or allow creation of any other encumbrances (including security interest) thereon without prior written consent from Party A, except for those provided under the Equity Pledge Agreement and Exclusive Call Option Agreement;

(2)                                 to cause the shareholders’ meeting of Ctrip Commerce not to approve any sale, transfer, pledge or otherwise disposal of any legal or beneficial interest in Party B’s equity, or allow creation of any other security interests thereupon without prior written consent from Party A, except to Party A or Party A’s Designated Person;

(3)                                 not to vote for, support or execute any resolution at shareholders’ meetings of Ctrip Commerce to approve Ctrip Commerce’s merger or association with, acquisition by, acquisition of or investment in any person without prior written consent from Party A;

(4)                                 to immediately notify Party A of any actual or potential occurrence of litigation, arbitration or administrative proceeding regarding its equity interest in Ctrip Commerce;

(5)                                 to execute all documents, conduct all actions, and make all claims or defenses necessary or appropriate to maintain its ownership of its equity interest in Ctrip Commerce;

(6)                                 not to make any act and/or omission which may materially affect any asset, business or liability of Ctrip Commerce without prior written consent from Party A;

(7)                                 to accept and appoint the persons designated by Party A as directors, general manager and other senior management of Ctrip Commerce upon Party A’s request, and actively assist Party A in dealing with all matters in connection with the appointment of such persons, including but not limited to execution of necessary documents, and assist the registration of the appointment of such senior management at the AIC;

(8)                                 to the extent permitted under the PRC laws and at the request of Party A at any time, to transfer unconditionally and immediately all or part of its equity interests in Ctrip Commerce to Party A or Party A’s Designated Person, and waive its right of first refusal on the equity interests transferred by other shareholders of Ctrip Commerce to Party A or Party A’s Designated Person; to

actively assist all the matters in connection with the equity transfer, including but not limited to execution of necessary documents, and assist the registration of the equity transfer at the AIC;

(9)                                 if Party A purchases Party B’s equity interest in Ctrip Commerce pursuant to the Exclusive Call Option Agreement, to use the price of such purchase to repay the Loan to Party A as agreed in this Agreement;

(10)                          to strictly comply with the provisions of this Agreement, the Equity Pledge Agreement and the Exclusive Call Option Agreement, diligently perform its obligations under each of such agreements, without making any act and/or omission which suffices to affect the validity and enforceability of each of such agreements; and

(11)                          to agree and undertake to sign an irrevocable power of attorney authorizing Party A or Party A’s Designated Person to exercise on its behalf all of its rights as shareholder of Ctrip Commerce.

8.                                      Effectiveness and Termination

8.1                               This Agreement shall become effective as of the date of its execution, and shall supersede the Original Loan Agreements once effective. The Parties hereby agree and confirm that the effect of the terms and conditions of this Agreement shall retrospect to the day when Party B receives the Loan.

8.2                               This Agreement shall remain valid until the Parties have performed their respective obligations under this Agreement.

8.3                               In no event shall Party B be entitled to unilaterally terminate or cancel this Agreement.

9.                                      Liabilities for Breach of Contract

9.1                               If any party (“Defaulting Party”) breaches any provision of this Agreement, which causes damage to the other party (“Non-defaulting Party”), the Non-defaulting Party could notify the Defaulting Party in writing and request it to rectify and correct such breach of contract; if the Defaulting Party fails to take any action satisfactory to the Non-defaulting Party to rectify and correct such breach within fifteen (15) working days upon the issuance of the written notice by the Non-defaulting Party, the Non-defaulting Party may immediately take the actions pursuant to this Agreement or take other remedies in accordance with laws.

9.2                               If Party B fails to repay the Loan within the period and in the manner stipulated under this Agreement, it will be liable for a penalty interest accrued upon the amount outstanding and payable at a daily interest rate of 0.01% for each overdue day until the Loan as well as any penalty interest and any other amount accrued thereupon are fully repaid by Party B as required herein.

10.                               Notices

Notices or other communications required to be given by any Party pursuant to this Agreement shall be written in Chinese or English and delivered personally or sent by registered mail, postage prepaid mail, express delivery or facsimile transmission to the addresses of the other Parties set forth below, or to other designated addresses notified by such other Parties to such Party from time to time, or the addresses of other persons designated by such Party. A notice is deemed to be duly served: (a) if delivered personally, upon the delivery; (b) if sent by mail, on the tenth (10th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after delivered to the courier service agency; and (c) if sent by facsimile transmission, upon the receipt time as is shown on the transmission confirmation of relevant documents.

If to Party A: Ctrip Computer Technology (Shanghai) Co., Ltd.

Attn: Min Fan
Address: 3F Block 63, 421 Hong Cao Road, Shanghai
Phone:          (021) 34064880
Fax:                       (021) 54261600

If to Party B: Min Fan

Address: Room 1603 Block 2, Lane 355 Beijing Road (W), Huangpu District, Shanghai
Phone:          (021) 51069999
Fax:                       (021) 54261600

11.                               Confidentiality

All Parties acknowledge and confirm that any oral or written materials exchanged by and between the Parties in connection with this Agreement are confidential. All Parties shall keep secret of all such documents and not disclose any such documents to any third party without prior written consent from other Parties, except for such information: (a) as are known or will be known by the public (except by disclosure of the receiving party without authorization); (b) as are required to be disclosed in accordance with applicable laws or stock exchange rules or regulations; or (c) as are required to be disclosed by any Party to its legal counsel or financial consultant for the purpose of the transaction of this Agreement, provided that such legal counsel or financial consultant shall also be subject to the confidentiality obligation similar to that stated hereof. Any disclosure by employees or agencies employed by any Party shall be deemed the disclosure of such Party and such Party shall assume the liabilities for its breach of contract pursuant to this Agreement. This Article shall survive even if this Agreement is judged as void, cancelled, terminated or impractical for any reason whatsoever.

12.                               Governing Law and Dispute Resolution

12.1                        The formation, validity, interpretation, performance and termination of this Agreement and the amendment hereto as well as the resolution of any disputes arising hereunder shall be governed by the PRC laws.

12.2                        Any disputes arising from the interpretation and performance of this Agreement shall first be resolved through friendly consultation among the Parties. In case no settlement can be reached through consultation within thirty (30) days after the request for consultation is made by any Party with a written notice, any Party can submit such disputes to China International Economic and Trade Arbitration Commission Shanghai Sub-commission for arbitration in accordance with its then effective rules. The arbitration shall take place in Shanghai. The arbitration proceedings shall be conducted in Chinese. The arbitration award shall be final and binding upon both Parties.

12.3                        If any dispute arises from the interpretation and performance of this Agreement or any dispute is under arbitration, the Parties shall continue to perform their respective rights and obligations hereunder other than those in dispute.

13.                               Miscellaneous

13.1                        The headings contained in this Agreement are for the convenience of reference only and shall not be used to interpret, explain or otherwise affect the meaning of the provisions of this Agreement.

13.2                        The Parties agree to promptly execute such documents, or take such further actions, as are reasonably necessary or beneficial for performing the provisions or achieving the purposes hereof.

13.3                        The Parties confirm that this Agreement shall, upon its effectiveness, constitute the entire agreement and common understanding of the Parties with respect to the contents herein and fully supersede all prior verbal and/or written agreements and understandings between the Parties with respect to the contents herein.

13.4                        If any one or more provisions of this Agreement is identified or judged by a court of competent jurisdiction or arbitration authority as void, invalid or unenforceable in any respect according to any laws or regulations, the validity, legality and enforceability of the other provisions hereof shall not be affected or impaired in any way. The Parties shall cease performing such void, invalid or unenforceable provisions and revise those void, invalid or unenforceable provisions only to the extent closest to the original intention thereof to recover its validity or enforceability for such specific facts and circumstances.

13.5                        Party B hereby agrees and confirms that, (i) if Party B dies or loses his/her full capacity for civil conducts, his/her rights and obligations hereunder will be immediately transferred to and succeeded by Party A’s Designated Person; (ii) Party A may assign its rights and obligations under this Agreement as Party A may decide at its sole discretion, and such assignment shall only be subject to a written notice sent to Party B at the time of transfer, without subject to its consent. When and as requested by Party A, Party B shall execute with the assignee a supplementary agreement or an agreement substantially the same as this Agreement.

13.6                        This Agreement shall be effective and binding upon the Parties hereto and their respective inheritors, successors and assigns. Party B may not assign any of its rights, interests or obligations under this Agreement to any third party without prior written consent from Party A.

13.7                        Any Party’s failure to exercise the rights under this Agreement in time shall not be deemed as its waiver of such rights and would not affect its future exercise of such rights.

13.8                        Any matters excluded in this Agreement shall be negotiated by the Parties. Any amendment and supplement to this Agreement and its exhibits shall be made by the Parties in writing. The amendment and/or supplement duly executed by each Party with respect to this Agreement shall be indispensable part of this Agreement and have the same legal effect as this Agreement.

13.9                        This Agreement is made in two (2) originals with each Party holding one (1) original.  Each original has the same effect.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties or their respective authorized representatives on the date first above written.

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[This page is execution page]

Party A: Ctrip Computer Technology (Shanghai) Co., Ltd.

Signature:	/s/ Min Fan
Authorized representative: Min Fan
(stamp)

Party B: Min Fan

Signature:	/s/ Min Fan

Schedule A

The following schedule sets forth all other similar agreements the registrant entered into with each of its affiliated Chinese entities. Other than the information set forth below, there is no material difference between such other agreements and this exhibit.

VIE	Executing Parties	Execution Date	Amount
Shanghai Ctrip Commerce Co., Ltd.	Party A (Lender): Ctrip Computer Technology (Shanghai) Co., Ltd. Party B (Borrower): Fan Min	February 28, 2013	Amount: RMB 26.94 million, lent by Party A to Party B
	Party A (Lender): Ctrip Computer Technology (Shanghai) Co., Ltd. Party B (Borrower): Sun Maohua	February 28, 2013	Amount: RMB 3.06 million, lent by Party A to Party B
Shanghai Huacheng Southwest Travel Agency Co., Ltd.	Party A (Lender): Ctrip Computer Technology (Shanghai) Co., Ltd. Party B (Borrower): Sun Maohua	February 28, 2013	Amount: RMB 250,000, lent by Party A to Party B
Beijing Ctrip International Travel Agency Co., Ltd.	Party A (Lender): Ctrip Computer Technology (Shanghai) Co., Ltd. Party B (Borrower): Sun Maohua	February 28, 2013	Amount: RMB 1.6 million, lent by Party A to Party B
Shanghai Ctrip International Travel Agency Co., Ltd.	Party A (Lender): Ctrip Computer Technology (Shanghai) Co., Ltd. Party B (Borrower): Fan Min	February 28, 2013	Amount: RMB 5.48 million, lent by Party A to Party B
Shenzhen Ctrip International Travel Agency Co., Ltd.	Party A (Lender): Ctrip Computer Technology (Shanghai) Co., Ltd. Party B (Borrower): Fan Min	February 28, 2013	Amount: RMB 2.25 million, lent by Party A to Party B
	Party A (Lender): Ctrip Computer Technology (Shanghai) Co., Ltd. Party B (Borrower): Guo Dongjie	February 28, 2013	Amount: RMB 250,000, lent by Party A to Party B
Guangzhou Ctrip International Travel Agency Co., Ltd.	Party A (Lender): Ctrip Computer Technology (Shanghai) Co., Ltd. Party B (Borrower): Fan Min	February 28, 2013	Amount: RMB 2.7 million, lent by Party A to Party B
	Party A (Lender): Ctrip Computer Technology (Shanghai) Co., Ltd. Party B (Borrower): Guo Dongjie	February 28, 2013	Amount: RMB 300,000, lent by Party A to Party B
Nantong Tongcheng Information Technology Co., Ltd.	Party A (Lender): Ctrip Computer Technology (Shanghai) Co., Ltd. Party B (Borrower): Zhang Fengying	February 28, 2013	Amount: RMB 10 million, lent by Party A to Party B
Shanghai Zhizhan Network Technology Co., Ltd.	Party A (Lender): Ctrip Computer Technology (Shanghai) Co., Ltd. Party B (Borrower): Tang Lan	February 28, 2013	Amount: RMB 200,000, lent by Party A to Party B
Shanghai Quanlv Network Technology Co., Ltd.	Party A (Lender): Ctrip Computer Technology (Shanghai) Co., Ltd. Party B (Borrower): Fan Min	February 28, 2013	Amount: RMB 4.5 million, lent by Party A to Party B
	Party A (Lender): Ctrip Computer Technology (Shanghai) Co., Ltd. Party B (Borrower): Sun Maohua	February 28, 2013	Amount: RMB 500,000 million, lent by Party A to Party B
Nanjing Huacheng International Travel Agency Co., Ltd.	Party A (Lender): Ctrip Computer Technology (Shanghai) Co., Ltd. Party B (Borrower): Fan Min	February 28, 2013	Amount: RMB 4.75 million, lent by Party A to Party B
	Party A (Lender): Ctrip Computer Technology (Shanghai) Co., Ltd. Party B (Borrower): Guo Dongjie	February 28, 2013	Amount: RMB 250,000, lent by Party A to Party B
Tujia Online	Party A (Lender): Tujia Technology	February 28, 2013	Amount: RMB 900,000,

VIE	Executing Parties	Execution Date	Amount
Information Technology (Beijing) Co., Ltd.	(Beijing) Co., Ltd. Party B (Borrower): Lou Jun		lent by Party A to Party B
	Party A (Lender): Tujia Technology (Beijing) Co., Ltd. Party B (Borrower): Sun Maohua	February 28, 2013	Amount: RMB 1.1 million, lent by Party A to Party B
Hainan Sweetome Hotel Management Co., Ltd.	Party A (Lender): Tujia Technology (Beijing) Co., Ltd. Party B (Borrower): Lou Jun	February 28, 2013	Amount: RMB 2.25 million, lent by Party A to Party B
	Party A (Lender): Tujia Technology (Beijing) Co., Ltd. Party B (Borrower): Sun Maohua	February 28, 2013	Amount: RMB 2.75 million, lent by Party A to Party B
Tujia Property Consulting (Zhejiang) Co., Ltd.	Party A (Lender): Tujia Technology (Beijing) Co., Ltd. Party B (Borrower): Lou Jun	February 28, 2013	Amount: RMB 1 million, lent by Party A to Party B
	Party A (Lender): Tujia Technology (Beijing) Co., Ltd. Party B (Borrower): Sun Maohua	February 28, 2013	Amount: RMB 9 million, lent by Party A to Party B
Tujia Property Consulting (Jiangsu) Co., Ltd.	Party A (Lender): Tujia Technology (Beijing) Co., Ltd. Party B (Borrower): Lou Jun	February 28, 2013	Amount: RMB 500,000, lent by Party A to Party B
	Party A (Lender): Tujia Technology (Beijing) Co., Ltd. Party B (Borrower): Sun Maohua	February 28, 2013	Amount: RMB 4.5 million, lent by Party A to Party B
Tujia Property Consulting (Sichuan) Co., Ltd.	Party A (Lender): Tujia Technology (Beijing) Co., Ltd. Party B (Borrower): Lou Jun	February 28, 2013	Amount: RMB 200,000, lent by Party A to Party B
	Party A (Lender): Tujia Technology (Beijing) Co., Ltd. Party B (Borrower): Sun Maohua	February 28, 2013	Amount: RMB 1.8 million, lent by Party A to Party B
Tujia Property Consulting (Shandong) Co., Ltd.	Party A (Lender): Tujia Technology (Beijing) Co., Ltd. Party B (Borrower): Lou Jun	February 28, 2013	Amount: RMB 1 million, lent by Party A to Party B
	Party A (Lender): Tujia Technology (Beijing) Co., Ltd. Party B (Borrower): Sun Maohua	February 28, 2013	Amount: RMB 9 million, lent by Party A to Party B
Tujia Real Estate Agency (Yunnan) Co., Ltd.	Party A (Lender): Tujia Technology (Beijing) Co., Ltd. Party B (Borrower): Lou Jun	February 28, 2013	Amount: RMB 1 million, lent by Party A to Party B
	Party A (Lender): Tujia Technology (Beijing) Co., Ltd. Party B (Borrower): Sun Maohua	February 28, 2013	Amount: RMB 9 million, lent by Party A to Party B
Tujia Property Consulting (Guangxi) Co., Ltd.	Party A (Lender): Tujia Technology (Beijing) Co., Ltd. Party B (Borrower): Lou Jun	February 28, 2013	Amount: RMB 200,000, lent by Party A to Party B
	Party A (Lender): Tujia Technology (Beijing) Co., Ltd. Party B (Borrower): Sun Maohua	February 28, 2013	Amount: RMB 1.8 million, lent by Party A to Party B
Tujia Property Consulting (Fujian) Co., Ltd.	Party A (Lender): Tujia Technology (Beijing) Co., Ltd. Party B (Borrower): Lou Jun	February 28, 2013	Amount: RMB 1 million, lent by Party A to Party B
	Party A (Lender): Tujia Technology (Beijing) Co., Ltd. Party B (Borrower): Sun Maohua	February 28, 2013	Amount: RMB 9 million, lent by Party A to Party B